UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 11, 2011
(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

Regatta Office Park
Windward Three, 4th Floor
West Bay Road, P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
(Address of Principal Executive Offices)

(345) 945-4277
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

Consolidated Water Co. Ltd. (the “Company”) has a 50% interest in N.S.C. Agua, S.A. de C.V. (“NSC”) a Mexican company formed to pursue a project encompassing the construction, ownership and operation of a 100 million gallon per day seawater reverse osmosis desalination plant to be located in northern Baja California, Mexico and an accompanying pipeline to deliver water to the U.S. border.

Due to significant difficulties experienced by NSC in (i) securing the additional funding necessary to complete the development of the project and (ii) addressing the remaining uncertainties associated with completing the project in a timely manner, the Company gave a third party, who is a related party to its partner in NSC, an option that expired on November 21, 2011 to purchase the Company’s NSC shares for an amount substantially less than the $4 million in costs that the Company has incurred on this project. This option was not exercised, and the Company is presently evaluating other alternatives, including but not limited to, (i) seeking other interested buyers for its shares, (ii) obtaining effective control of NSC, (iii) restructuring NSC, or (iv) ceasing the operations of NSC.

During 2011, NSC entered into option and purchase agreements that expired on December 11, 2011 to acquire two parcels of land on which the plant for the project was to be constructed.  Under these agreements, NSC paid non-refundable deposits to be applied to the purchase prices for the parcels that totaled $400,000 as of September 30, 2011. On December 11, 2011, NSC was unable to complete the purchase of these parcels.  While NSC is presently negotiating with the sellers to extend the closing dates of the purchase agreements, the Company believes it is probable that NSC has lost this $400,000 in deposits for the purchase of the land parcels. Because the Company is responsible for funding all of NSC’s development activities, it includes all of NSC’s development costs in its consolidated results of operations. The Company will expense in the quarter ending December 31, 2011, this $400,000 of NSC-related land deposits and another $206,000 of NSC-related assets previously included in the Company’s September 30, 2011 condensed consolidated balance sheet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ Frederick W. McTaggart
Name:	Frederick W. McTaggart
Title:	President & CEO

Date: December 15, 2011